Exhibit 99.1

OMNIQ First Quarter 2020 Revenue Shows Sequential Increase of 21% Compared to Fourth Quarter 2019

●	Gross Margins Increase 200 Basis Points Over Fourth Quarter 2019
●	Acquisition Closed in First Quarter 2020 Transforms OMNIQ Into a Prime Contractor in Billion- Dollar Ticketless Parking Vertical
●	Multiple Recent Technology Advancements Including Patent Filed for SeeHOV™ Solution for High Occupancy Vehicle (HOV) Detection
●	Recently Received $6.8 Million in Follow-on Orders From Leading U.S. Supermarket Chain and a Trucking Company for Android-based Handheld IoT Touch Screen Computers

Salt Lake City, UT, May 14, 2020 – OMNIQ Corp. (OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, announced its financial results for the three month period ended March 31, 2020.

Shai Lustgarten, CEO, commented, “Our first quarter revenue demonstrated 21% sequential growth over our fourth quarter 2019 revenue, with a run rate slightly below 2019 full year revenues of $57.7 million. Along with the rest of the world, we are feeling the impact of the COVID-19 pandemic and we attribute our relative success to our diversified end markets and our strength in the food and drug industry. These sectors have maintained ongoing operations which drove accelerated demand for our supply chain solutions. In other verticals like Smart City, Public Safety and Parking that require travelling, face-to- face meetings and our physical involvement in installations, we encountered order delays but thus far have not received any project cancellations. We expect purchase orders to pick up soon, as economies begin to more fully open after the COVID-19 shutdown. Given the challenging environment, while first quarter 2020 revenue grew sequentially and was higher than fourth quarter 2019, it came in below our particularly strong 2019 first quarter. Toward the close of the first quarter through the start of the second quarter, we announced several purchase orders totaling approximately $6.8 million, which adds to our confidence that we will exit the COVID-19 situation with solid positioning in the marketplace. We are enthusiastic about the opportunities ahead to drive our strategy to develop and market innovative, industry-changing AI-Machine Vision technologies.

“The current situation with the COVID-19 virus highlights the importance of accessible, hands-free, automated solutions. As the world intensifies its efforts around public safety with the goal of protecting both employees and customers, there is a strong desire for ‘contactless’ transport of items such as produce, from warehouse to point of sale. Our products and solutions heighten the ability of organizations to embrace ‘touch free’ supply chain management. We believe our proprietary AI-based solutions can contribute significant value to the Supply Chain vertical and we are well-positioned as a resource for the Smart City, Public Safety and Traffic Control industries as they transition to relying more and more on automated solutions for enhanced operations.”

Despite the challenging worldwide economic environment, during and after the close of the first quarter of 2020, OMNIQ recorded several major achievements:

-	Introduced SeeTire™ solution for tire identification, facilitating more efficient inventory management and collection of point of sales data; designed in conjunction with the world’s largest tire manufacturer

-	Acquired the IP and certain other assets of Eyepax USA, a provider of customizable software and hardware packages for cloud-based parking management solutions; positions OMNIQ as a Prime Contractor to capture whole project, and recurring revenue

-	Received $1.4 million follow-on order from leading regional transportation and logistics firm for Android-based rugged data collection, computing and communications equipment

-	Filed patent for SeeHOV™ solution for High Occupancy Vehicle (HOV) detection and enforcement

-	Received $5.4 million follow-on order from leading U.S. supermarket chain for handheld IoT touchscreen computers for integration with company’s logistics system and deployment in distribution centers

Mr. Lustgarten concluded, “This is an unprecedented time, and we are mindful of balancing the implications of the evolving economic landscape while also staying focused as we pursue the opportunities we’re seeing in the markets in which we operate. We continue to see strong and growing interest in our AI-Machine vision solutions, particularly as the world looks to transition to hands-free, automated alternatives. Our ability to provide efficient and cost-saving solutions to enhance supply chain and public safety operations is a competitive advantage, especially as companies and municipalities focus more intently on ‘touchless’ transactions and technology. We remain focused on strengthening our capabilities and expanding the reach of our solutions as we move through 2020.”

First Quarter 2020 Financial Results:

OMNIQ reported revenue of $13.8 million for the quarter ended March 31, 2019, as compared to $18.6 million in the comparable 2019 period. Sequentially, revenue increased 21% as compared to fourth quarter 2019 revenue of $11.4 million. The revenue decrease for the quarter ended March 31, 2020 was primarily related to the COVID-19 effect on the sales of our AI-based solutions and strong fulfillment and deliveries by the Company’s subsidiary HTS Image Processing in first quarter 2019. The change in the product mix sold in first quarter 2020 resulted in a gross margin that was better than fourth quarter 2019 but lower than first quarter 2019. Total operating expenses for the first quarter of 2020 were $5.1 million as compared to $4.5 million in the first quarter of 2019. The increase in operating expenses was largely related to non-cash stock-based compensation and professional fees.

Net loss for the quarter was $2.9 million, compared to $0.6 million, for the first quarter of last year. Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the first quarter of 2020 was a loss of ($0.8) million compared to Adjusted EBITDA of $1.1 million in first quarter 2019.

Conference Call Information

OMNIQ will host a conference call and webcast on Friday, May 15, 2020 at 11:00 a.m. Eastern Time to provide an update on the quarter ended March 31, 2020.

To access the live webcast, go to the Company’s website at www.questsolution.com, and click on the Investor Relations tab.

To participate in the call by phone, dial (877) 407-9210 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8049.

A replay of the teleconference will be available until June 15, 2020 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 34850.

About OMNIQ, Corp.

OMNIQ Corp. (OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management and access control applications. The technology and services provided by the Company help clients move people, assets and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis , the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in OMNIQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting OMNIQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. OMNIQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Information about Forward-Looking Statements

Investor Contact:

John Nesbett/Jen Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

Financial Tables Follow

OMNIQ CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months ended March 31
(In thousands, except share and per share data)	2020	2019
Revenues
Total Revenues	$13,799	$18,620

Cost of goods sold
Cost of goods sold	10,763	14,023

Gross profit	3,036	4,597

Operating expenses
General and administrative	793	689
Salary and employee benefits	2,856	2,855
Depreciation and amortization	548	543
Professional fees	875	415
Total operating expenses	5,072	4,502

Income (loss) from operations	(2,036)	95

Other income (expenses):
Interest expense	(795)	(684)
Other (expenses) income	(42)	(46)
Total other expenses	(837)	(730)

Net loss before Income Taxes	(2,873)	(635)

Provision for Income Taxes
Current	-	-
Total Provision for Income Taxes	-	-

Net loss attributable to OMNIQ Corp.	$(2,873)	$(635)
Less: Preferred stock – Series C dividend	(72)	(47)

Net loss attributable to the common stockholders	$(2,945)	$(682)

Net loss per share - basic	$(0.74)	$(0.19)

Net loss per share from continuing operations - basic	$(0.74)	$(0.19)
Weighted average number of common shares outstanding - basic	3,984,006	3,584,076

OMNIQ CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	As of
	March 31, 2020	December 31, 2019
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$3,321	$1,615
Accounts receivable, net	12,714	6,694
Inventory	1,768	1,889
Prepaid expenses	667	362
Other current assets	8	65
Total current assets	18,478	10,625

Property and equipment, net of accumulated depreciation of $2,221 and $2,195, respectively	417	463
Goodwill	14,695	13,921
Trade name, net of accumulated amortization of $3,018 and $2,932, respectively	1,372	1,458
Customer relationships, net of accumulated amortization of $6,954 and $6,578, respectively	5,636	6,012
Other intangibles, net of accumulated amortization of $224 and $185, respectively	1,199	1,138
Cash, restricted	541	533
Right of use lease asset	118	131
Other assets	148	172
Total assets	$42,604	$34,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$24,993	$18,694
Accrued interest and accrued liabilities, related party	37	-
Line of credit	4,978	1,365
Accrued payroll and sales tax	2,287	1,556
Notes payable, related parties – current portion	790	1,025
Notes payable – current portion	6,450	6,497
Lease liability – current portion	49	54
Other current liabilities	1,410	1,599
Total current liabilities	40,994	30,790

Long term liabilities
Notes payable, related party, less current portion	1,065	1,172
Accrued interest and accrued liabilities, related party	42	76
Notes payable, less current portion	142	143
Lease liability	73	80
Other long term liabilities	444	384
Total liabilities	42,760	32,645

Stockholders’ equity (deficit)
Series A Preferred stock; $0.001 par value; 1,000,000 shares designated, 0 shares issued and outstanding	-	-
Series B Preferred stock; $0.001 par value; 1 share designated, 0 shares issued and outstanding	-	-
Series C Preferred stock; $0.001 par value; 15,000,000 shares designated, 4,828,530 and 4,828,530 shares issued and outstanding, respectively	5	5
Common stock; $0.001 par value; 200,000,000 shares authorized; 4,024,837 and 3,960,405 shares issued and outstanding, respectively.	4	4
Additional paid-in capital	47,845	46,861
Accumulated (deficit)	(47,994)	(45,063)
Accumulated other comprehensive loss	(16)	1
Total stockholders’ equity (deficit)	(156)	1,808
Total liabilities and stockholders’ equity (deficit)	$42,604	$34,453

OMNIQ Corp.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(UNAUDITED)

	Three months ended
(In thousands)	March 31,
Adjusted EBITDA Calculation	2020	2019

Net loss	(2,873)	(635)
Depreciation & amortization	548	543
Interest expense	795	684
Stock compensation	544	323
Nonrecurring costs and loss events	153	190
Adjusted EBITDA	(833)	1,105

Total revenues, net	13,799	18,620

Adjusted EBITDA as a % of total revenues, net	(6.04)%	5.93%